Exhibit 2

AMENDMENT

THIS AMENDMENT (“Amendment”) effective as of December 1, 2004 is made and entered into by and between Annuity Investors Life Insurance Company (the “Company”), Oppenheimer Variable Account Funds (the “Fund”), and OppenheimerFunds, Inc. (the “Advisor”) and is intended to form a part of that certain Participation Agreement effective as of July 1, 2002 (“‘Participation Agreement”).

WHEREAS, the parties desire to amend the Participation Agreement to make available to Company for purchase shares of certain additional Portfolios, effective as of December 1, 2004.

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration in hand paid, including, but not limited to, the consideration supporting the Participation Agreement, the parties agree that said agreement is amended as follows:

I. All terms that are defined in the Participation Agreement shall have the same meaning in this Amendment.

II. Schedule 1 to the Participation Agreement is deleted in its entirety and replaced with the following:

Schedule 1

I. Annuity Investors Life Insurance Company Variable Account C.

A. Products:

(1). The Commodore Helmsman Individual Flexible Premium Deferred Variable Annuity; and

(2). The Commodore Majesty Individual Flexible Premium Deferred Variable Annuity.

II. Annuity Investors Life Insurance Company Variable Account B.

A. Products:

(1). The Commodore Spirit Individual and Group Flexible Premium Deferred Variable Annuity (formerly known as The Commodore Navigator Flexible Premium Deferred Variable Annuity);

(2). The Commodore Advantage Individual and Group Flexible Premium Deferred Variable Annuity; and

(3). The Commodore Independence Individual and Group Flexible Premium Deferred Variable Annuity.

III. Annuity Investors Life Insurance Company Variable Account A.

A. Products:

(1). The Commodore Americus Individual Flexible Premium Deferred Variable Annuity: and

(2). The Commodore Nauticus Group Flexible Premium Deferred Variable Annuity.

I. Schedule 2 of the Participation Agreement is deleted in its entirety and replaced with the following:

Schedule 2

Portfolios of Oppenheimer Variable Account Funds shown below do not include service class shares unless expressly indicated:

I. Annuity Investor Life Insurance Company Variable Account C

Oppenheimer Capital Appreciation Fund/V A-Service Class
Oppenheimer Global Securities Fund/V A-Service Class
Oppenheimer Main Street Small Cap Fund®/V A-Service Class
Oppenheimer Balanced Fund/VA (formerly “Oppenheimer Multiple Strategies Fund/VA)-Service Class
Oppenheimer Main Street Fund®/VA-Service Class (effective 12/1/04)

II. Annuity Investors Life Insurance Company Variable Account B

Oppenheimer Balanced Fund/VA-Initial Series (effective 12/1/04)
Oppenheimer Capital Appreciation Fund A - Initial Series (effective 12/1/04)
Oppenheimer Main Street Fund®/VA-Initial Series (effective 12/1/04)

III. Annuity Investor Life Insurance Company Variable Account A

Oppenheimer Capital Appreciation Fund/VA-Initial Shares (effective 5/1/2005)
Oppenheimer Main Street Fund®/VA-Initial Shares (effective 5/1/2005)

IV. All other terms and conditions of the Participation Agreement remain unchanged. If there is an inconsistency between the terms of tins Amendment and the terms of the Participation Agreement, then the terms of the Participation Agreement shall control unless the context clearly indicates otherwise.

(The Remainder of This Page Has Been Intentionally Left Blank)

IN WITNESS WHEREOF, the parties have executed this Amendment as set forth below.

ANNUITY INVESTORS LIFE INSURANCE COMPANY

By:	/s/ John Gruber

Its:	Vice President

OPPENHEIMER VARIABLE ACCOUNT FUNDS

By:	/s/ W. Wayne Miao

Its:	Assistant Secretary

OPPENHEIMERFUNDS, INC.

By:	/s/ Christina Loftus

Its:	Vice President

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